Exhibit 10.3

[ARC Letterhead]

February 21, 2012

Mr. Rahul Roy

c/o American Reprographics Company

1981 North Broadway, Suite 385

Walnut Creek, California 94596

Dear Rahul:

You have agreed that the base salary payable under the Amended and Restated Executive Employment Agreement between you and American Reprographics Company (“ARC”), entered into on March 21, 2011 (the “Employment Agreement”), shall be reduced by five percent (5%) (the “2012 Base Salary Reduction”) effective as of January 1, 2012 through and including December 31, 2012 (the “Effective Period”). Terms not defined in this letter agreement have the meaning ascribed to them in the Employment Agreement.

Notwithstanding anything to the contrary contained in this letter agreement, if your employment with ARC is terminated other than for Cause during the Effective Period, any Base Salary severance benefits payable to you under Sections 12(a), (c) or (d) of the Employment Agreement shall be calculated based on the amount of Base Salary set forth in Section 3(a) of the Employment Agreement, without taking into account the 2012 Base Salary Reduction.

Except as expressly amended by this letter agreement, the Employment Agreement will remain in full force and effect. This letter agreement will terminate and be of no further force and effect upon expiration of the Effective Period.

Please sign below if the above accurately reflects our agreement on this matter.

Sincerely,

American Reprographics Company

/s/ Kumarakulasingam Suriyakumar
Kumarakulasingam Suriyakumar, President and Chief Executive Officer

Agreed and Accepted:

/s/ Rahul Roy
Rahul Roy